Exhibit 99.1

Arbor Realty Trust Reports Fourth Quarter and Full Year 2020 Results and Increases Dividend for Third Consecutive Quarter to $0.33 per Share

Fourth Quarter Highlights:

•	Diversified operating platform with a multifamily focus that continues to produce strong distributable earnings and dividends in all cycles

•	GAAP net income of $0.80 and distributable earnings of $0.49 per diluted common share[1]
•	Raised cash dividend on common stock to $0.33 per share, our third consecutive quarterly increase
•	Continued strong performance from our residential mortgage banking joint venture generating pretax income of $19.6 million
•	Raised $105 million of accretive growth capital through the issuance of common shares

Agency Business:

•	Segment income of $70.9 million
•	Record loan originations of $2.75 billion, an 87% increase over last quarter
•	Servicing portfolio of $24.63 billion representing 9% growth in the current quarter

Structured Business:

•	Segment income of $39.9 million
•	Portfolio growth of 7% on $985.2 million of loan originations

Full Year Highlights:

•	GAAP net income of $1.41 and distributable earnings of $1.75 per diluted common share[1]
•	Raised annual dividend run rate to $1.32 per share, a 10% increase from a year ago, representing nine straight years of dividend growth
•	Record originations of $9.15 billion, a 20% increase over 2019
•	Agency servicing portfolio growth of 23% from record loan originations of $6.71 billion
•	Structured portfolio growth of 28% from loan originations of $2.43 billion
•	Industry leading shareholder return of 7% in 2020 despite ongoing pandemic; all other commercial mortgage REITs in our space had a negative return during 2020

Arbor Realty Trust Reports Fourth Quarter and Full Year 2020 Results and Increases Dividend for Third Consecutive Quarter to $0.33 per Share

February 19, 2021	Page 2

•	Raised $250 million of accretive growth capital through issuance of common stock and senior unsecured debt
•	Continued focus on improving funding sources: issued $275.0 million of 4.50% senior notes to replace higher cost debt, increased warehouse capacity by $420.0 million, added a new $800.0 million CLO vehicle and completed first private label securitization totaling $727.2 million
•	Generated pretax income of $75.7 million from residential mortgage banking joint venture
•	Named the top Fannie Mae Small Loan Producer two years running (2019-2020); jumped up to sixth on the Top Fannie Mae DUS Multifamily Lender list for 2020

Uniondale, NY, February 19, 2021 -- Arbor Realty Trust, Inc. (NYSE:ABR), today announced financial results for the fourth quarter and year ended December 31, 2020. Arbor reported net income for the quarter of $96.6 million, or $0.80 per diluted common share, compared to net income of $35.5 million, or $0.34 per diluted common share for the quarter ended December 31, 2019. Net income for the year was $163.4 million, or $1.41 per diluted common share, compared to $121.1 million, or $1.27 per diluted common share for the year ended December 31, 2019. Distributable earnings for the quarter was $67.4 million, or $0.49 per diluted common share, compared to $42.3 million, or $0.34 per diluted common share for the quarter ended December 31, 2019. Distributable earnings for the year was $234.9 million, or $1.75 per diluted common share, compared to $159.2 million, or $1.37 per diluted common share for the year ended December 31, 2019.1

“We had a tremendous fourth quarter and an exceptional 2020 demonstrating the value of our franchise and the strength of our diverse business model,” said Ivan Kaufman, founder, chairman and CEO of Arbor Realty Trust. “Our outstanding results continue to reflect the successful execution of our business strategy and our versatile operating platform that have once again allowed us to increase our dividend to 33 cents a share – our third consecutive quarterly dividend increase representing 10% growth in 2020. Arbor continues to outperform in the commercial mortgage REIT space and we are well positioned to succeed in the current economic climate giving us confidence in our ability to continue to generate strong earnings and dividends in the future.”

Arbor Realty Trust Reports Fourth Quarter and Full Year 2020 Results and Increases Dividend for Third Consecutive Quarter to $0.33 per Share

February 19, 2021	Page 3

Agency Business

Loan Origination Platform

Agency Loan Volume (in thousands)
	Quarter Ended		Year Ended
	December 31, 2020	September 30, 2020	December 31, 2020	December 31, 2019
Fannie Mae	$2,202,092	$1,117,679	$5,041,925	$3,346,272
Freddie Mac	373,063	252,014	960,508	728,317
FHA	133,523	100,345	327,345	123,095
Private Label	44,884	5,840	382,191	401,216
CMBS/Conduit	-	-	-	211,325
Total Originations	$2,753,562	$1,475,878	$6,711,969	$4,810,225

Total Loan Sales	$2,418,317	$1,219,462	$6,587,728	$4,401,112

Total Loan Commitments	$2,808,173	$1,528,551	$6,810,666	$4,829,721

For the quarter ended December 31, 2020, the Agency Business generated revenues (excluding gains and losses on derivative instruments) of $125.6 million, compared to $81.8 million for the third quarter of 2020. Gain on sales, including fee-based services, net was $34.0 million for the quarter, reflecting a margin of 1.41% on loan sales, compared to $19.9 million and 1.63% for the third quarter of 2020. Income from mortgage servicing rights was $68.8 million for the quarter, reflecting a rate of 2.45% as a percentage of loan commitments, compared to $42.4 million and 2.77% for the third quarter of 2020.

At December 31, 2020, loans held-for-sale was $986.9 million which was primarily comprised of unpaid principal balances totaling $968.6 million, with financing associated with these loans totaling $952.0 million.

Fee-Based Servicing Portfolio

Our fee-based servicing portfolio totaled $24.63 billion at December 31, 2020, an increase of 9.2% from September 30, 2020, primarily the result of $2.75 billion of new agency loan originations, net of $641.8 million in portfolio runoff during the quarter. Servicing revenue, net was $14.2 million for the quarter and consisted of servicing revenue of $27.3 million, net of amortization of mortgage servicing rights totaling $13.1 million.

Arbor Realty Trust Reports Fourth Quarter and Full Year 2020 Results and Increases Dividend for Third Consecutive Quarter to $0.33 per Share

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	Fee-Based Servicing Portfolio ($ in thousands)
	As of December 31, 2020			As of September 30, 2020
	UPB	Wtd. Avg. Fee	Wtd. Avg. Life (in years)	UPB	Wtd. Avg. Fee	Wtd. Avg. Life (in years)
Fannie Mae	$18,268,268	0.523%	8.2	$16,462,041	0.516%	8.4
Freddie Mac	4,881,080	0.279%	9.9	4,687,197	0.288%	10.4
FHA	752,116	0.163%	20.3	685,263	0.171%	20.4
Private Label	726,992	0.200%	8.7	727,063	0.200%	9.4
Total	$24,628,456	0.454%	8.9	$22,561,564	0.448%	9.2

Loans sold under the Fannie Mae program contain an obligation to partially guarantee the performance of the loan (“loss-sharing obligations”), and includes $34.0 million for the fair value of the guarantee obligation undertaken at December 31, 2020. The Company recorded a $7.6 million reversal of provision for loss sharing associated with current expected credit losses, or “CECL,” for the fourth quarter of 2020. At December 31, 2020, the Company’s total CECL allowance for loss-sharing obligations was $30.3 million, representing 0.17% of the Fannie Mae servicing portfolio.

Structured Business

Portfolio and Investment Activity

Quarter ended December 31, 2020:

-	Strong growth in the portfolio of $378.2 million, or 7.4%
-	Continued significant income generated by our residential mortgage banking joint venture
-	Originated 57 loans totaling $985.2 million, consisted primarily of multifamily bridge loans totaling $868.7 million
-	Payoffs and pay downs on 32 loans totaling $567.6 million

Year ended December 31, 2020:

-	Portfolio growth of $1.20 billion, or $27.9%
-	Originated 137 loans totaling $2.43 billion, consisted primarily of multifamily bridge loans totaling $2.12 billion
-	Payoffs and pay downs totaling $1.21 billion

The Company recorded pretax income of $19.6 million from its significant joint venture investment in a residential mortgage banking business as a result of the continued historically low interest rate environment. Pretax income from this investment for the year ended December 31, 2020 totaled $75.7 million.

Arbor Realty Trust Reports Fourth Quarter and Full Year 2020 Results and Increases Dividend for Third Consecutive Quarter to $0.33 per Share

February 19, 2021	Page 5

At December 31, 2020, the loan and investment portfolio’s unpaid principal balance, excluding loan loss reserves, was $5.48 billion, with a weighted average current interest pay rate of 5.23%, compared to $5.10 billion and 5.39% at September 30, 2020. Including certain fees earned and costs associated with the loan and investment portfolio, the weighted average current interest pay rate was 5.80% at December 31, 2020, compared to 5.93% at September 30, 2020.

The average balance of the Company’s loan and investment portfolio during the fourth quarter of 2020, excluding loan loss reserves, was $5.09 billion with a weighted average yield of 6.04%, compared to $4.98 billion and 5.98% for the third quarter of 2020.

During the fourth quarter of 2020, the Company recorded additional provisions for loan losses of $1.7 million as a result of its loan review process associated with CECL. At December 31, 2020, the Company’s total allowance for loan losses was $148.3 million. The Company had seven non-performing loans with a carrying value of $60.3 million, before related loan loss reserves of $6.5 million, compared to eight loans with a carrying value of $62.9 million, before related loan loss reserves of $9.1 million as of September 30, 2020.

Financing Activity

The balance of debt that finances the Company’s loan and investment portfolio at December 31, 2020 was $4.92 billion with a weighted average interest rate including fees of 3.03% as compared to $4.52 billion and a rate of 3.09% at September 30, 2020. The average balance of debt that finances the Company’s loan and investment portfolio for the fourth quarter of 2020 was $4.64 billion, as compared to $4.59 billion for the third quarter of 2020. The average cost of borrowings for the fourth quarter of 2020 was 3.05%, compared to 3.06% for the third quarter of 2020.

The Company is subject to various financial covenants and restrictions under the terms of its collateralized securitization vehicles, financing facilities and unsecured debt. The Company believes it was in compliance with all financial covenants and restrictions as of December 31, 2020 and as of the most recent collateralized securitization vehicle determination dates in February 2021.

Capital Markets

The Company issued 7.0 million shares of common stock in a public offering receiving net proceeds of $93.0 million. The proceeds are primarily to be used to make investments and for general corporate purposes.

Arbor Realty Trust Reports Fourth Quarter and Full Year 2020 Results and Increases Dividend for Third Consecutive Quarter to $0.33 per Share

February 19, 2021	Page 6

Dividends

The Company announced today that its Board of Directors has declared a quarterly cash dividend of $0.33 per share of common stock for the quarter ended December 31, 2020, representing a 10.0% increase from a year ago. The dividend is payable on March 19, 2021 to common stockholders of record on March 3, 2021. The ex-dividend date is March 2, 2021.

As previously announced, the Board of Directors has declared cash dividends on the Company's Series A, Series B and Series C cumulative redeemable preferred stock reflecting accrued dividends from December 1, 2020 through February 28, 2021. The dividends are payable on March 1, 2021 to preferred stockholders of record on February 15, 2021. The Company will pay total dividends of $0.515625, $0.484375 and $0.53125 per share on the Series A, Series B and Series C preferred stock, respectively.

Earnings Conference Call

The Company will host a conference call today at 10:00 a.m. Eastern Time. A live webcast and replay of the conference call will be available at http://www.arbor.com in the investor relations section of the Company’s website. Those without web access should access the call telephonically at least ten minutes prior to the conference call. The dial-in numbers are (877) 876-9173 for domestic callers and (785) 424-1667 for international callers. Please use participant passcode ABRQ420 when prompted by the operator.

A telephonic replay of the call will be available until February 26, 2021. The replay dial-in numbers are (800) 839-6737 for domestic callers and (402) 220-6052 for international callers.

About Arbor Realty Trust, Inc.

Arbor Realty Trust, Inc. (NYSE:ABR) is a nationwide real estate investment trust and direct lender, providing loan origination and servicing for multifamily, seniors housing, healthcare and other diverse commercial real estate assets. Headquartered in New York, Arbor manages a multibillion-dollar servicing portfolio, specializing in government-sponsored enterprise products. Arbor is a Fannie Mae DUS® lender and Freddie Mac Optigo Seller/Servicer. Arbor’s product platform also includes CMBS, bridge, mezzanine and preferred equity lending. Rated by Standard and Poor’s and Fitch Ratings, Arbor is committed to building on its reputation for service, quality and customized solutions with an unparalleled dedication to providing our clients excellence over the entire life of a loan.

Arbor Realty Trust Reports Fourth Quarter and Full Year 2020 Results and Increases Dividend for Third Consecutive Quarter to $0.33 per Share

February 19, 2021	Page 7

Safe Harbor Statement

Certain items in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Arbor can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Arbor’s expectations include, but are not limited to, changes in economic conditions generally, and the real estate markets specifically, in particular, due to the uncertainties created by the COVID-19 pandemic, continued ability to source new investments, changes in interest rates and/or credit spreads, and other risks detailed in Arbor’s Annual Report on Form 10-K for the year ended December 31, 2020 and its other reports filed with the SEC. Such forward-looking statements speak only as of the date of this press release. Arbor expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Arbor’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

1. Non-GAAP Financial Measures

During the quarterly earnings conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A supplemental schedule of non-GAAP financial measures and the comparable GAAP financial measure can be found on page 12 of this release.

Contacts: Arbor Realty Trust, Inc. Paul Elenio, Chief Financial Officer 516-506-4422 pelenio@arbor.com	Investors: The Ruth Group Daniel Kontoh-Boateng/James Salierno 646-536-7019/7028 dboateng@theruthgroup.com jsalierno@theruthgroup.com	Media: Bonnie Habyan Chief Marketing Officer 516-506-4615 bhabyan@arbor.com

Arbor Realty Trust Reports Fourth Quarter and Full Year 2020 Results and Increases Dividend for Third Consecutive Quarter to $0.33 per Share

February 19, 2021	Page 8

Arbor Realty Trust Reports Fourth Quarter and Full Year 2020 Results and Increases Dividend for Third Consecutive Quarter to $0.33 per Share

February 19, 2021	Page 9

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

Consolidated Balance Sheets
($ in thousands—except share and per share data)

	December 31, 2020	December 31, 2019
Assets:		
Cash and cash equivalents	$ 339,528	$ 299,687
Restricted cash	197,470	210,875
Loans and investments, net (allowance for credit losses: $148,329 and $71,069, respectively)	5,285,868	4,189,960
Loans held-for-sale, net	986,919	861,360
Capitalized mortgage servicing rights, net	379,974	286,420
Securities held-to-maturity, net (allowance for credit losses: $1,644 and $0, respectively)	95,524	88,699
Investments in equity affiliates	74,274	41,800
Real estate owned, net	1,485	13,220
Due from related party	12,449	10,651
Goodwill and other intangible assets	105,451	110,700
Other assets	182,044	125,788
Total assets	$ 7,660,986	$ 6,239,160
Liabilities and Equity:		
Credit facilities and repurchase agreements	$ 2,234,883	$ 1,678,288
Collateralized loan obligations	2,517,309	2,130,121
Debt fund	-	68,629
Senior unsecured notes	662,843	319,799
Convertible senior unsecured notes, net	267,973	284,152
Junior subordinated notes to subsidiary trust issuing preferred securities	141,656	140,949
Due to related party	2,365	13,100
Due to borrowers	89,325	79,148
Allowance for loss-sharing obligations	64,303	34,648
Other liabilities	197,644	134,299
Total liabilities	6,178,301	4,883,133
Equity:		
Arbor Realty Trust, Inc. stockholders' equity:		
Preferred stock, cumulative, redeemable, $0.01 par value: 100,000,000 shares authorized; special voting preferred shares; 17,560,633 and 20,369,265 shares issued and outstanding, respectively; 8.25% Series A, $38,788 aggregate liquidation preference; 1,551,500 shares issued and outstanding; 7.75% Series B, $31,500 aggregate liquidation preference; 1,260,000 shares issued and outstanding; 8.50% Series C, $22,500 aggregate liquidation preference; 900,000 shares issued and outstanding	89,472	89,501
Common stock, $0.01 par value: 500,000,000 shares authorized; 123,181,173 and 109,706,214 shares issued and outstanding, respectively	1,232	1,097
Additional paid-in capital	1,317,109	1,154,932
Accumulated deficit	(63,442)	(60,920)
Total Arbor Realty Trust, Inc. stockholders' equity	1,344,371	1,184,610
Noncontrolling interest	138,314	171,417
Total equity	1,482,685	1,356,027
Total liabilities and equity	$ 7,660,986	$ 6,239,160

Arbor Realty Trust Reports Fourth Quarter and Full Year 2020 Results and Increases Dividend for Third Consecutive Quarter to $0.33 per Share

February 19, 2021	Page 10

Arbor Realty Trust Reports Fourth Quarter and Full Year 2020 Results and Increases Dividend for Third Consecutive Quarter to $0.33 per Share

February 19, 2021	Page 11

Arbor Realty Trust Reports Fourth Quarter and Full Year 2020 Results and Increases Dividend for Third Consecutive Quarter to $0.33 per Share

February 19, 2021	Page 12

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

Reconciliation of Distributable Earnings to GAAP Net Income - (Unaudited)
($ in thousands—except share and per share data)

	Quarter Ended December 31,		Year Ended December 31,	
	2020	2019	2020	2019
Net income attributable to common stockholders	$ 96,617	$ 35,542	$ 163,395	$ 121,074
Adjustments:				
Net income attributable to noncontrolling interest	14,197	7,181	25,208	26,610
Income from mortgage servicing rights	(68,809)	(27,909)	(165,517)	(90,761)
Deferred tax provision	9,898	1,176	4,726	150
Amortization and write-offs of MSRs	17,241	18,547	65,979	71,105
Depreciation and amortization	2,755	2,690	11,486	11,194
Loss on extinguishment of debt	-	7,311	3,546	7,439
Provision for credit losses, net	(5,742)	172	73,402	1,193
(Gain) loss on derivative instruments, net	(518)	(4,372)	43,596	1,687
Stock-based compensation	1,761	1,941	9,046	9,515
Distributable earnings [(1)]	$ 67,400	$ 42,279	$ 234,867	$ 159,206
Diluted distributable earnings per share [(1)]	$ 0.49	$ 0.34	$ 1.75	$ 1.37
Diluted weighted average shares outstanding [(1)]	138,630,532	125,498,359	133,969,296	116,192,951

[(1)] Amounts are attributable to common stockholders and OP Unit holders. The OP Units are redeemable for cash, or at the Company's option for shares of the Company's common stock on a one-for-one basis.

Beginning in the fourth quarter of 2020, the Company changed the name of its non-GAAP financial measure from core earnings to distributable earnings. Although calculated the same way as core earnings, the Company believes the name change to distributable earnings better reflects what this non-GAAP financial measure presents.

The Company is presenting distributable earnings because management believes it is an important supplemental measure of the Company's operating performance and is useful to investors, analysts and other parties in the evaluation of REITs and their ability to provide dividends to stockholders. Dividends are one of the principal reasons investors invest in REITs. To maintain REIT status, REITs are required to distribute at least 90% of their REIT-taxable income. The Company considers distributable earnings in determining its quarterly dividend and believes that, over time, distributable earnings is a useful indicator of the Company's dividends per share.

The Company defines distributable earnings as net income (loss) attributable to common stockholders computed in accordance with GAAP, adjusted for accounting items such as depreciation and amortization (adjusted for unconsolidated joint ventures), non-cash stock-based compensation expense, income from MSRs, amortization and write-offs of MSRs, gains/losses on derivative instruments primarily associated with Private Label loans not yet sold and securitized, the tax impact on cumulative gains/losses on derivative instruments associated with Private Label loans sold during the periods presented, changes in fair value of GSE-related derivatives that temporarily flow through earnings, deferred tax (benefit) provision, CECL provisions for credit losses (adjusted for realized losses as described below) and amortization of the convertible senior notes conversion option. The Company also adds back one-time charges such as acquisition costs and one-time gains/losses on the early extinguishment of debt.

The Company reduces distributable earnings for realized losses in the period management determines that a loan is deemed nonrecoverable. Loans are deemed nonrecoverable upon the earlier of: (i) when the loan receivable is settled (i.e. when the loan is repaid, or in the case of foreclosure, when the underlying asset is sold); or (ii) when management determines that it is nearly certain that all amounts due will not be collected. The realized loss amount is equal to the difference between the cash received, or expected to be received, and the book value of the asset.

Distributable earnings is not intended to be an indication of the Company's cash flows from operating activities (determined in accordance with GAAP) or a measure of its liquidity, nor is it entirely indicative of funding the Company's cash needs, including its ability to make cash distributions. The Company's calculation of distributable earnings may be different from the calculations used by other companies and, therefore, comparability may be limited.

As noted above, the Company changed the name of its non-GAAP financial measure from core earnings to distributable earnings in the fourth quarter of 2020. Core earnings was introduced as the Company's non-GAAP performance measure in the first quarter of 2020 as a replacement of adjusted funds from operations ("AFFO"). Core earnings was comparable to the previous AFFO metric, revised to exclude provisions for credit losses (including CECL) related to the Company's structured loan portfolio, securities held-to maturity and loss-sharing obligations related to the Fannie Mae program. Prior period amounts presented in the table above have been conformed to reflect these changes.